UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2012

FIRST ACCEPTANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12117	75-1328153
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3813 Green Hills Village Drive Nashville, Tennessee		37215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 844-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2012, the Board of Directors of First Acceptance Corporation, or the Company, appointed Joseph S. Borbely as President of the Company and Mark A. Kelly resigned from his role as President. Mr. Kelly will continue as Chief Executive Officer of the Company.

Mr. Borbely (age 55) has served as the Company’s Senior Vice President of Sales and Marketing since July 2011 and has over thirty years of experience in the Financial Services Industry and Specialty Retail. Prior to joining the Company, Mr. Borbely served as President of EZMONEY, a division of EZCorp Inc., operating over 550 consumer financial service centers in the United States and Canada. From 2007 to 2009, Mr. Borbely served as Senior Vice President of Store Operations at Hancock Fabrics Inc., a national chain of retail stores offering textiles and related accessories. From 2005 to 2007, Mr. Borbely served as Executive Vice President – Head of Stores at Allied Cash Holdings, a national provider of consumer short term loans. Mr. Borbely served with Hollywood Video, a national chain of over 2,000 superstores, from 1996 to 2005 holding various executive positions that ultimately led to his promotion to National Vice President of Operations. Mr. Borbely has held the positions of Regional Vice President, District Manager and Training Manager for several major retailers such as J. Baker Inc. and the Woolworth Corporation.

Additionally, in connection with the appointment of Mr. Borbely as President, the Board of Directors of the Company increased the annual base salary of Mr. Borbely to $300,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Acceptance Corporation, a Delaware corporation

Date: July 19, 2012	By:	/s/ JOHN BARNETT
	Name:	John Barnett
	Title:	Senior Vice President - Finance

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